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                                                                 Exhibit 10.1

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                  SENSOR USAGE AGREEMENT REMARKETING AGREEMENT

         This Sensor Usage Agreement Remarketing Agreement ("Agreement") is made effective as of the 8th day of September 2000, by and between AMERICORP FINANCIAL, INC., 877 South Adams Road, Birmingham, Michigan 48009 ("AFI"), and CAMBRIDGE HEART, INC., 1 Oak Drive, Bedford, Massachusetts 01730 ("Cambridge").

                                    RECITALS

         A. Cambridge manufactures and markets equipment known as hearTwave (the "Equipment") used by customers (the "Customer(s)") for T-wave Alternans testing.

         B. Certain Customers of Cambridge may desire to obtain use of the Equipment by committing to purchase an agreed amount of sensor sets (the "Sensor Sets") each month per the terms of the sensor usage agreement (the "Sensor Usage Agreement"). The Customers may be given an option to cancel the Sensor Usage Agreement at the end of each twelve months of the term.

         C. AFI will pay Cambridge a mutually agreed amount for each piece of Equipment placed in a Customer's business using the Sensor Usage Agreement. Such amount for the Equipment shall be paid at the inception of the agreement. Cambridge shall guarantee to ship each month a fixed amount of Sensor Sets as specified in the Sensor Usage Agreement.

         D. AFI is willing to provide non-recourse financing for the purchase of Equipment used with the Sensor Usage Agreement based on Cambridge's commitments and warranties, as described in this Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree to be legally bound as follows:

         1.       DEFINED TERMS.

         1.1 "Economic Return" means the economic return still owed AFI at the time a Customer elects to cancel Sensor Usage Agreement and is calculated as the Split of Minimum Monthly Payments due AFI (outlined in section 2 below) that are due or would have been due through the remaining term of the Sensor Usage Agreement discounted to its present value using a 6% discount rate and an estimated residual value at 20% of the original Equipment cost discounted to its present value at a 6% discount rate, plus any costs paid by AFI to repossess, transport, store, protect, maintain and/or insure the Equipment.

         1.2 "Sensor Usage Agreement" means the program marketed by Cambridge to prospective customers, under which a Customer would obtain use of the Equipment purchased by AFI with the Customer committing to purchase an agreed amount of Sensor Sets each month per the terms of the Sensor Usage Agreement.

         1.3 "Minimum Monthly Payments" means the monthly payments made by a Customer, in an amount acceptable to AFI and Cambridge pursuant to Section 2 below.

         1.4 "Split of Minimum Monthly Payments" means the percentage of the Minimum Monthly Payments which is distributed to AFI and Cambridge.

         1.5 "Customer" means a customer proposed by Cambridge and accepted by AFI, pursuant to Section 2 below, for participation in the Sensor Usage Agreement.

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

2. ACCEPTANCE OF CUSTOMERS AND USAGE AGREEMENTS. Cambridge will notify AFI, on a right of first refusal basis, of prospective Customers who are interested in the Sensor Usage Agreement. Cambridge or the prospective Customer will provide information to AFI to substantiate that the prospective Customer has an acceptable credit standing. If AFI, at its discretion, accepts a Customer, AFI will enter into the Sensor Usage Agreement with the Customer, purchase the related Equipment from Cambridge and commence the Sensor Usage Agreement with the Customer. Unless otherwise agreed in writing by both parties and/or modified by section 7 or 8 of this Agreement, AFI shall retain [**]% of each Minimum Monthly Payment during the thirty six month term of the Sensor Usage Agreement (the "Split of Minimum Monthly Payments"). The balance of the Minimum Monthly Payments shall be forwarded to Cambridge as collected each month

         3. MINIMUM PAYMENTS. Under each Sensor Usage Agreement, Cambridge will deliver to the Customer each month the committed amount of Sensor Sets as specified in each agreement. Sensor Sets that are requested by the Customer in excess of the committed amount shall be separately billed and collected by Cambridge and may not be used to offset future monthly committments.

         4. USAGE AGREEMENTS; RIGHTS UPON EXPIRATION; CONVERSION TO A LEASE. Each Sensor Usage Agreement will have a three-year term unless otherwise agreed to by both parties. Upon expiration of the three-year term of a Sensor Usage Agreement and provided the Customer has paid all amounts due, the Customer will have the option to: (i) purchase the Equipment from AFI at the then current fair market value not to exceed [**]% of the original purchase price; (ii) return the Equipment to AFI; or (iii) extend the Sensor Usage Agreement (in that case, future Minimum Monthly Payments would be shared by AFI retaining [**]% and Cambridge receiving [**]%).

         5. REPOSSESSION AND REMARKETING OF EQUIPMENT. If a Customer requests to return the Equipment per the terms of the return option amendment in the Sensor Usage Agreement, AFI will notify Cambridge in writing (the "Remarketing Notice"). Upon receipt of Remarketing Notice, Cambridge will promptly: (i) make arrangements with the Customer to pickup the Equipment; (ii) transport the Equipment to and store the Equipment at a facility selected by Cambridge; (iii) perform any indicated repairs to the Equipment under warranty and or repair, maintain, and refurbish the Equipment (to a "like-new condition") at a cost not to exceed $[**] (to be paid out Remarketing funds after AFI's Economic Return); and (iv) remarket the Equipment for placement with another Customer. At no time will Cambridge be required to take title to the Equipment during the Remarketing except that Cambridge may, at its sole discretion, elect to purchase the Equipment for Cambridge's internal use. Cambridge shall have ninety days from the date of the Remarketing Notice to remarket the Equipment for a value greater or equal to AFI's Economic Return (through, sale, lease, and/or Sensor Usage Agreement) to another Customer on a non-discriminatory, non-priority, best efforts basis ("Remarketing"). Cambridge will provide notice to AFI of any proposed Remarketing, the terms of which must be agreed to in advance by AFI. AFI may in its sole discretion object to any proposed Remarketing for lack of acceptable credit standing and or achieving Economic Return only. Such approval will not be unreasonably withheld by AFI. In the event that AFI does not accept the proposed Remarketing, Cambridge will have the greater of the remaining portion of the 90 days or an additional 10 days to either propose an new customer for Remarketing or, at its sole discretion, purchase the unit for its own internal use. Cambridge shall be entitled to keep as its fee for Remarketing any amounts collected in excess of AFI's necessary Economic Return.

         6. RISK OF LOSS OR DAMAGE; INSURANCE. From the time of pickup until the Equipment is remarketed to another customer: (i) Cambridge will bear the risk of loss or damage to the Equipment: and Cambridge will maintain property and casualty insurance in an amount sufficient to cover the replacement cost of the Equipment.. Upon request, Cambridge will provide AFI evidence of such insurance.

         7. REMARKETING BONUS. The parties agree that beginning with the thirteenth month of the initial Sensor Usage Agreement and every month thereafter, the parties will calculate the following ratio: (a) the total number of units of Equipment that have been renewed for an additional 12 months, plus the total number of units of Equipment that have been Remarketed (since inception of program), (b) divided by the total number of units of Equipment that have been renewed for an additional 12 months, plus the total number of units of Equipment that have been Remarketed, plus the total number of units of Equipment Cambridge has failed to


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

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

Remarket (the "Remarketing Success Ratio"). As long as the Remarketing Success Ratio remains at [**]% or above, AFI agrees to adjust the Split of Minimum Monthly Payments on all active Sensor Usage Agreements currently beyond the first twelve months as follows; (a) for months 13 to 24 to [**]% to AFI and, (b) for months 25 to 36 to [**]% to AFI. In the event the Remarketing Success Ratio falls below [**]% no change will be made to the original Split of Minimum Monthly Payments outlined in section 2 above. The parties agree that any changes to the Split of Minimum Monthly Payments for any Sensor Usage Agreement will not be made retroactively.

         8. GUARANTEE TO DELIVER SENSOR SETS. Cambridge warrants to AFI that Sensor Sets shall be free from defects and shipped as specified in each Sensor Usage Agreement. In the event Cambridge fails to deliver Sensor Sets or if such Sensor Sets are defective and the Customer refuses to pay for the Minimum Monthly Payment, and Cambridge is unable to remedy the situation within 30 days of the Customers' default, then AFI in its sole discretion may deduct from the Split of Minimum Monthly Payment(s) from other accounts an amount equal to AFI's Split of Minimum Monthly Payments for the account in question. Such adjustment shall continue until the Customer resumes Minimum Monthly Payments. Upon the Customer's resuming payment, AFI shall re-adjust those contracts back to the originally agreed Split of Minimum Monthly Payments. Cambridge shall recapture the amount of the adjustment taken by AFI from other accounts at the end of the term from the account that refused payment. In addition to the above provisions, should either (a) Cambridge cease to do business or (b) such failure by Cambridge to deliver Sensor sets cause AFI material financial hardship that cannot be cured through the increase in sensor split, then AFI, in its sole discretion, may purchase or have produced Sensor sets on a direct basis from any supplier or distributor of Sensor sets. Cambridge shall in this circumstance grant AFI the irrevocable license to produce Sensor sets solely to satisfy the Minimum Monthly Payments for existing customers of AFI only for a period representing the earlier of, the remaining life of the Sensor Usage Agreement, or when Cambridge is able to remedy the circumstances responsible for the financial hardship to AFI. Cambridge agrees to provide AFI with all proprietary information necessary to produce such Sensor sets. AFI shall be entitled during this period to keep all Minimum Monthly Payments associated from such Sensor's. AFI will not disclose any such proprietary information to any third party without the prior written consent of Cambridge.

         9. COMPLIANCE WITH APPLICABLE LAWS. Cambridge will comply with applicable laws, rules and regulations in providing the Equipment and performing its obligations under this Agreement. Cambridge will notify AFI of applicable laws, rules or regulations which may affect a Customer's use of the Equipment through participation in the Sensor Usage Agreement.

         10. INDEMNIFICATION. Cambridge agrees to indemnify and hold AFI harmless from damages resulting from the breach of this Agreement by Cambridge, its agents, distributors or dealers or from the failure to deliver Sensor Sets, deliver Sensor Sets free from defects, repossession, repair, maintenance, refurbishment, or Remarketing the Equipment. AFI agrees to indemnify and hold Cambridge harmless from damages resulting from the breach of this Agreement by AFI. In the event of breach, misrepresentation or dispute, the prevailing party in any legal action shall be entitled to be compensated for reasonable attorneys' fees and legal costs.

         11. TERM. This Agreement will continue for three (3) full years and thereafter will continue on a year-to-year basis unless canceled by either party. In the event of termination of this Agreement, all rights and obligations under this Agreement, as to Equipment purchased by AFI under the Sensor Usage Agreement, shall survive such termination and shall continue in effect.

         12. GENERAL. This Agreement (which includes the above Recitals) constitutes the final and complete agreement of the parties and supersedes all prior agreements with regard to the subject matter hereof. This Agreement shall not be modified unless in writing and signed by both parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and agents. This Agreement may not be assigned (except for purposes of funding for AFI with its bank) without prior written consent of both parties. This Agreement shall be construed and governed in accordance with the laws of the State of Michigan. In no case shall preprinted terms and conditions on Cambridge's standard transactional forms (e.g., invoices, orders, acceptances) apply between AFI and Cambridge unless expressly agreed to outside of the preprinted form by both parties in a signed writing.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the date and year first above written.

CAMBRIDGE HEART, INC.                      AMERICORP FINANCIAL, INC.

By: /s/ Jeffrey M. Arnold                  By: /s/ Thomas Dunnigan
    --------------------------------           -----------------------------
Print Name: Jeffrey M. Arnold              Print Name: Thomas Dunnigan
            ------------------------                   ---------------------
Title: CEO                                 Title: President
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